EXHIBIT 12
NORTEL NETWORKS CORPORATION
Computation of Ratio of Earnings from Operations to Fixed Charges

	Three	Six	Years ended December 31,
(millions of U.S. dollars)	months ended	months ended	2006	2005	2004	2003	2002
	June 30, 2007	June 30, 2007		As restated	As restated	As restated	As restated

Earnings (loss) from operations before income taxes	(26)	(116)	79	(2,692)	(316)	32	(3,430)

Add:
Minority interest	11	33	59	39	33	48	(10)
Equity in net loss of associated companies	(1)	(1)	3	(3)	—	36	17

Earnings (loss) from operations before minority interest, equity in net loss of associated companies and income taxes	(16)	(84)	141	(2,656)	(283)	116	(3,423)

Add:
Fixed charges	114	228	414	286	270	297	433
Amortization of capitalized interest	—	—	—	—	—	(2)	(2)
Pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	—	—	—	—	—	—	—
Interest expense of finance subsidiaries	—	—	—	—	—	—	—
Unconsolidated subs	—	—	—	—	—	—	—
Distributed income from equity investees	—	—	—	—	—	—	—

Subtract:
Interest capitalized	—	—	—	—	—	—	4
Preference security dividend requirements of consolidated subsidiaries without fixed charges	—	—	—	—	—	—	—
Minority interest in pre-tax of subsidiaries without fixed charges	(11)	(33)	(59)	(39)	(33)	(48)	10

Income (loss) as adjusted	87	111	496	(2,410)	(46)	363	(2,978)

Fixed charges:
Interest expense
– Long-term debt	91	176	272	209	192	178	220
– Other	7	18	68	10	10	28	52

Interest expense of finance subsidiaries	—	—	—	—	—	—	—
Interest expense of unconsolidated subs	—	—	—	—	—	—	—
Interest capitalized	—	—	—	—	—	—	4
1/3 of rental expense on operating leases deemed to be representative of interest expense	14	28	66	58	60	87	156
Preference security dividend requirements of consolidated subsidiaries	—	—	—	—	—	—	—
Amortized premiums, discounts and capitalized expenses related to indebtedness	2	6	8	9	8	4	1

	114	228	414	286	270	297	433

Ratio of earnings from operations to fixed charges	*	*	1.2	*	*	1.2	*

*	The earnings of Nortel Networks Corporation were inadequate to cover fixed charges for the three and six months ended June 30, 2007 by $27 and $117, respectively, and for the years ended December 31, 2005, 2004 and 2002, by $2,695, $316 and $3,411, respectively.